Exhibit 5.9

February 27, 2015

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as special Kansas counsel to the entities listed on Schedule A (each a “Guarantor” and collectively the “Guarantors”), each a subsidiary of LifePoint Hospitals, Inc. (the “Company”), in connection with the Company’s filing on February 27, 2015 of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the registration of the Guarantors’ guarantees (the “Debt Guarantees”) of debt securities to be issued by the Company pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between the Company and the trustee party thereto or (ii) a form of subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and, each an “Indenture”), between the Company and the trustee party thereto, which were filed as exhibits to the Registration Statement.  As set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus filed pursuant to Rule 415 promulgated under the Securities Act, the Debt Guarantees and the related debt securities may be offered in an unspecified principal amount from time to time by the Guarantors and the Company, respectively, under the Registration Statement.

In such capacity, we have reviewed:

(A)                         For each Guarantor listed on Schedule A that is a corporation (each, a “Guarantor Corporation”), such Guarantor Corporation’s Articles of Incorporation and bylaws, each as amended to date; and

(B)                         For each Guarantor listed on Schedule A that is a limited liability company (each, a “Guarantor LLC”), such Guarantor LLC’s certificate of formation and limited liability company agreement, each as amended to date (collectively the items listed in clauses (A) and (B), the “Organizational Documents”)

We have also reviewed such matters of law and made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate to enable us to express an opinion on the matters covered hereby, and we have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Guarantors.  In rendering our opinions as to the valid existence and good standing of each Guarantor, we have relied exclusively on a certificate of a public official of the State of Kansas.  In expressing the opinion set forth below, we have assumed, in each case with the Guarantors’ consent, that all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, and all signatures on all documents submitted to us for examination are genuine and made by natural persons with legal capacity.  We have further assumed that all certificates, documents and instruments dated prior to the date hereof remain accurate and correct on the date hereof.  We have made no review of agreements, documents or transactions described or referred to in the Organizational Documents other than the Organizational Documents, and we express no opinion as to the effect of such terms, conditions or provisions of such agreements, documents and transactions upon the matters discussed herein.

We call your attention to the fact that, to the extent specifically qualified and limited herein and in the specific opinions rendered, we did not conduct an investigation that independently confirms the facts upon which we render this opinion.  None of the opinions below includes any implied opinion unless such implied opinion is both

(i) essential to the legal conclusion reached by the express opinions set forth below, and (ii) based upon prevailing norms and expectations among experienced lawyers in the State of Kansas, reasonable under the circumstances.  We have assumed the Debt Guarantees are not prohibited under any agreement or corporate document, other than each Guarantor’s respective Organizational Documents, that is binding upon any of the Guarantor.

The opinions and statements set forth below are limited to matters governed by the internal laws of the State of Kansas, without regard to conflict of laws.  This opinion is limited to the facts as they presently exist and the effect of the present state of the internal laws of the State of Kansas.  We undertake no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.  We express no opinion as to the application of the federal securities law of the United States or the securities or blue sky laws of any states with respect to the offer or sale of the Debt Guarantees.

For purposes of the opinions expressed below, we refer to the following as the “Future Authorization and Guarantee”:  (a) the due authorization by all necessary corporate and/or limited liability company action (as the case may be), execution by an authorized signatory and delivery by the respective Guarantor, in accordance with the terms and provisions of its respective Organizational Documents, and the execution by the other parties thereto of the Debt Guarantees or the supplemental indenture under which such Debt Guarantees are to be issued, as the case may be, (b) the establishment of the terms of such Debt Guarantee in accordance, if applicable, with the supplemental indenture under which such Debt Guarantee is to be issued and applicable law, and (c) the authentication of such debt securities and respective Debt Guarantees by the indenture trustee party thereto (the “Trustee”) in accordance with the applicable Indenture and the supplemental indenture thereto, which applicable Indenture and supplemental indenture shall be the valid, binding and enforceable obligations of the Trustee.

Based on the foregoing, and qualified in the manner and to the extent set forth herein, we are of the opinion that:

1.                          Each Guarantor is validly existing and in good standing under the laws of the State of Kansas.

2.                          Upon the Future Authorization and Guarantee, each of the Guarantors will have the corporate and/or limited liability company power and capacity to perform its obligations under the Debt Guarantees.

3.                          Upon the Future Authorization and Guarantee, the Debt Guarantees of each Guarantor Corporation will be validly authorized, executed and delivered for Kansas corporate law purposes by such Guarantor Corporation.

4.                          Upon the Future Authorization and Guarantee, the Debt Guarantees of each Guarantor LLC will be validly authorized, executed and delivered for Kansas limited liability company law purposes by each Guarantor LLC.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC

Schedule A

Guarantors

1.              Dodge City Healthcare Partner, Inc., a Kansas corporation

2.              Kansas Healthcare Management Company, Inc., a Kansas corporation

3.              Dodge City Healthcare Group, LLC, a Kansas limited liability company

4.              Kansas Healthcare Management Services, LLC, a Kansas limited liability company